October 28, 2019

Catherine Suever
Chief Financial Officer
PARKER HANNIFIN CORP
6035 Parkland Blvd.
Cleveland, OH 44124

       Re: PARKER HANNIFIN CORP
           Form 10-K for the fiscal year ended June 30, 2019
           Filed August 23, 2019
           Form 8-K filed August 1, 2019
           File No. 1-04982

Dear Ms. Suever:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing